Exhibit 99.1

Angel Pond Holdings Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing July 9, 2021

NEW YORK, New York, July 8, 2021 /BusinessWire/ — Angel Pond Holdings Corporation (NYSE: POND.U) (the “Company”) announced that commencing July 9, 2021, holders of the units sold in the Company’s initial public offering of 26,551,482 units may elect to separately trade the Class A ordinary shares and warrants included in the units. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. The Class A ordinary shares and warrants that are separated will trade on The New York Stock Exchange under the symbols “POND” and “POND WS,” respectively. No fractional warrants will be issued upon the separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on The New York Stock Exchange under the symbol “POND.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, Telephone: +1-866-471-2526, Email: Prospectus-NY@gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: +1-866-803-9204, Email: prospectus-eq_fi@jpmchase.com.

About Angel Pond Holdings Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While its efforts to identify a target business for such initial business combination may span many industries and regions worldwide, the Company intends to focus on target businesses within the Greater China region, especially on companies within technology-enabled sectors, including, but not limited to, e-commerce, enterprise software and cloud computing, and fintech. The Company is co-founded by Dr. Theodore T. Wang, a former Partner of Goldman Sachs, and Mr. Shihuang “Simon” Xie, a co-founder of China e-commerce company Alibaba Group.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the timing of the separation of the units sold in the Company’s initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Axel Jin

info@angelpond.com

+1-212-878-3702

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